Exhibit 10.27

October 10, 2007

Private and Confidential

Mr. Steven J. Kyono

Dear Steven:

We are delighted to extend an offer to you to join Hewitt Associates as Senior Vice-President, General Counsel and Secretary. This letter confirms the terms of our offer:

•        An annualized base salary of $450,000 on a regular, full-time, exempt basis with a performance and pay review in December of 2008, and annually thereafter;

•        Eligibility to participate in our next fiscal year’s bonus plan, which begins on October 1 and ends September 30 of next year. Your bonus target will be 60% of your actual fiscal year base pay earnings. Bonus awards are based on contributions and results through our fiscal year end and are typically paid by the end of December of the eligible plan year. You must be employed by Hewitt on the payout date to be eligible to receive an award;

•        A one-time sign-on equity grant of 10,000 Restricted Stock Units. These shares would vest 50% on September 30, 2009 and 50% on September 30, 2010. This grant would be subject to you accepting this offer of employment and approval by the Board;

•        An annual equity grant as defined under our Global Stock Plan consisting of 6,000 shares of fiscal 2008 performance-based Hewitt stock. The payout of the performance-based shares will be based on the Company’s achievement of key financial goals which will be defined by the Board for the upcoming fiscal year. Metrics for the fiscal 2007 performance shares were earnings per share, operating income, and revenue and final award amounts can range from 0% to 200% of the grant amount and vested three years from the award date. This grant would be subject to you accepting this offer of employment and approval by the Board of Directors;

•        An annual equity grant as defined under our Global Stock Plan consisting of 11,000 stock options. The stock options would vest 25% per year beginning on September 30, 2008 and annually thereafter for an additional three years. This grant would be subject to you accepting this offer of employment and approval by the Board of Directors.

•        Eligibility for our Executive Benefits Plan which currently consists of the following:

•   Twenty-seven days of vacation/personal time annually;

Mr. Steven J. Kyono

September 24, 2007

•   An additional five-week vacation splash after five years of service and every five years thereafter;

•   A voluntary Deferral Plan for base pay and bonus pay; and

•   A Defined Contribution Restoration Plan which provides for the company retirement contribution and company 401(k) match above any qualified limits.

Participation is based on plan rules and start date at Hewitt. You will receive an Executive Benefits brochure which provides details;

•        Participation in Hewitt Associates' Financial Security Plans;

•        Eligibility for coverage under our comprehensive benefits programs described in the enclosed benefits booklet; and

•        Participation in our Change-in-Control Executive Severance Program.

•        Start date of October 15, 2007.

•        Reimbursement for reasonable travel expenses from your home to Lincolnshire as outlined in our travel policy for 2 years from date of hire. After 2 years, this will be reviewed and amended.

•        Notwithstanding anything to the contrary contained in either this offer letter and/or any written policies of Hewitt Associates LLC, if your employment is terminated by Hewitt without "Cause" (as hereinafter defined), at any time, Hewitt will be obligated to pay you the equivalent of one year's base compensation and the cash equivalent of the most recent annual bonus in a lump sum payment, less applicable federal, state and local taxes, within thirty (30) business days from the official termination date. Hewitt will also provide 12 months of health and welfare benefits, post separation consistent with coverage levels at the separation date through subsidized COBRA. For purposes hereof, "Cause" shall be defined as: manifest dishonesty, fraud, embezzlement or misappropriation relating to Hewitt, or any of its respective funds, property, opportunities or other assets; engaging in wilful misconduct (including but not limited to discrimination or harassment or unethical or unprofessional conduct) injurious to Hewitt; conviction of or pleading guilty or no-contest to a crime involving moral turpitude or any crime providing for a term of imprisonment. This role positions you as a leader in the company and a member of the Hewitt Leadership Group

Mr. Steven J. Kyono Page 3 September 24, 2007

(HLG). As a member of the HLG, you will be subject to Hewitt's stock ownership guidelines and will be required to abide by Hewitt's non-compete agreement.

Enclosed is a copy of Hewitt's Confidentiality Agreement for your review. Please call us if you have any questions about its meaning.

This offer is contingent upon Hewitt receiving completed and satisfactory background and reference checks, including our review of an investigative consumer report.

We recognize that you retain the option, as does Hewitt, of ending your employment with the company at any time, with or without notice and with or without cause. As such, your employment with Hewitt is at-will and neither this letter, nor any other oral or written representations may be considered a contract for any specific period of time.

Steven, we look forward to a positive response. If there is any additional information you need to help you make your decision, please feel free to contact me.

Sincerely,

Hewitt Associates LLC

Tracy Keogh

TK:tmg

Enclosures

Accepted by: /s/ Steven J. Kyono

Date: October 10, 2007